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                                                                    EXHIBIT 21.1

1.  Ambassadors Specialty Group, Inc., a Delaware corporation

2.  Ambassadors Sports Group, Inc., a Delaware corporation

3.  Ambassador Programs, Inc., a Delaware corporation